Exhibit 16.1

Child, Van Wagoner & Bradshaw, PLLC
5296 South Commerce Drive, Suite 300
Salt Lake City, UT 84107

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

April 18, 2012

Dear Sir/Madam:

We have read the statements included in the Form 8-K dated April 17, 2012 of Dakota Plains Holdings, Inc. (formerly MCT Holding Corporation) to be filed with the Securities and Exchange Commission on or about April 23, 2012, and are in agreement with the statements contained in Item 4.01 insofar as they relate to our firm.

Very truly yours,

/s/ Child, Van Wagoner & Bradshaw, PLLC
Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, UT 84107